EXHIBIT 99.1

Quanex Corporation Quarterly Update -- Fiscal Fourth Quarter 2007

F2007 Estimated Diluted EPS of $3.30-$3.35 from Continuing Operations Guidance Includes an Annual LIFO Charge of $0.16 per Share

HOUSTON, Oct. 29, 2007 (PRIME NEWSWIRE) -- Quanex Corporation (NYSE:NX), an industry-leading manufacturer of value-added engineered materials and components for the vehicular products and building products markets, announced today that it expects to report fiscal 2007 diluted earnings per share from continuing operations in a range of $3.30 to $3.35 when it reports results after market close on December 4, 2007. Previous 2007 guidance was $3.38 to $3.46, which included a $0.13 per diluted share LIFO charge, but did not include $0.08 per diluted share of non-operational costs described in more detail below.

The Vehicular Products segment, whose primary market driver is North American light vehicle builds, expects to report higher fourth quarter net sales, and operating income in line with the fourth quarter 2006. Fourth quarter 2007 net sales are expected to be up some 10% from the year ago quarter primarily due to higher material surcharges. Operating income in the fourth quarter will be impacted by high input costs. North American light vehicle builds in the Company's fourth quarter are estimated to be about even compared to a year ago.

The Building Products segment, whose primary market drivers are U.S. housing starts and remodeling activity, expects to report lower net sales and operating income in the quarter compared to the fourth quarter 2006 because of a nearly 25% reduction in housing starts over the same period. Net sales at Engineered Products, a producer of window and door components, are anticipated to be down some 10% compared to the year ago quarter due to the acceleration in the decline of housing starts during the quarter. Engineered Products' operating income is expected to be essentially in line with the year ago quarter. Nichols Aluminum, a producer of aluminum sheet products, expects to report flat shipped pounds versus the year ago quarter, while operating income is anticipated to be down slightly compared to the fourth quarter 2006 due to lower material spreads.

The Company's current fiscal 2007 guidance includes a reduction of approximately $0.08 per diluted share for non-operational items that were not in its previous guidance. These items include an additional non-cash LIFO charge, cash costs associated with the Company's strategic initiatives, and an earnings per share reduction related to an increase in the dilutive effect of the Company's convertible debentures.

Statements that use the words "expect," "should," "may," "could," "will," "might," or similar words reflecting future expectations or beliefs are forward-looking statements. The statements above are based on Quanex's current expectations. Actual results or events may differ materially from this release. Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, and the availability and cost of raw materials. For a more complete discussion of factors that may affect the Company's future performance, please refer to the Company's most recent 10-K filing of December 15, 2006, under the Securities Exchange Act of 1934, in particular the sections titled, "Private Securities Litigation Reform Act" contained therein.

Quanex is listed on the New York Stock Exchange under the symbol NX. For further information about Quanex, visit the Company's website at www.quanex.com.

The Quanex Corporation logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=1117

CONTACT: Quanex Corporation
         Jeff Galow
           713-877-5327
         Valerie Calvert
           713-877-5305